                                                          Exhibit 99.1
[LOGO]AEHR TEST SYSTEMS

FOR IMMEDIATE RELEASE

Contacts:
Financial Relations Board
Jocelyn Hunter         Linda Chien
Analyst Contact        General Inquiries
(415) 248-3433         (310) 407-6547


                   AEHR TEST SYSTEMS REPORTS SECOND QUARTER
                           RESULTS FOR FISCAL 2004

Fremont, CA (January 7, 2004) -- Aehr Test Systems (Nasdaq: AEHR), a leading supplier of semiconductor test and burn-in equipment, today announced financial results for the second quarter ended November 30, 2003.

Net sales for the second quarter of fiscal 2004 were $3.6 million, a 23 percent increase from $2.9 million for the second quarter of fiscal 2003. Operating loss for the second quarter of fiscal 2004 was $1.1 million, compared with an operating loss of $1.7 million for the same quarter last year. Second quarter fiscal 2004 net loss improved 52 percent to $949,000, or $0.13 per share, compared with a net loss of $2.0 million, or $0.28 per share, in the same quarter of fiscal 2003.

"In the second quarter, we continued to see interest from integrated circuit (or IC) manufacturers for our FOX full-wafer contact test and burn-in products," commented Rhea Posedel, chairman and chief executive officer of Aehr Test. "Last month, we exhibited our FOX wafer level burn-in technology and DiePak carrier products for producing 'known-good-die' at Semicon Japan. During the quarter, we made significant progress on the development of our FOX full wafer tester. This past fiscal year, we invested heavily in R&D, close to 30 percent of net sales, most of which was for FOX tester product development. We expect to see the benefit from this investment with increased revenues from our FOX products in the second half of calendar 2004. IC manufacturers are interested in our FOX tester as a solution to reduce the escalating cost for memory and embedded memory products."

"Second quarter net sales were about what we expected and marked the continuation of year-over-year revenue growth we have seen for the past six consecutive quarters," said Gary Larson, vice president of finance and chief financial officer of Aehr Test. "We were very pleased to be cash positive for the quarter as our cash and investments balance increased by almost $500,000 over the first quarter's levels."

As of November 30, 2003, the Company had no debt outstanding. Cash, short-term investments and long-term investments increased to $12.9 million, up from $12.4 million at the end of the first quarter of fiscal 2004 and $11.4 million at the end of fiscal 2003. The Company closed the second quarter with shareholders' equity of $23.5 million, or $3.27 per share.

For the six months ended November 30, 2003, net sales were $7.8 million, a 21 percent increase from $6.4 million in the comparable period of fiscal 2003. Operating loss for the six months ended November 30, 2003 was $2.2 million, compared with $2.8 million for the same period of fiscal 2003. Net loss for the six months was $1.8 million, or $0.25 per share. Net loss for the comparable period of fiscal 2003 was $2.9 million, or $0.40 per share.

"We are beginning to see signs that point to an improvement of our industry in calendar year 2004," continued Posedel. "We are forecasting revenues for the current quarter to be similar to those levels achieved in the second quarter. Our long-term plan is to expand our addressable market and grow revenues through the execution of two main strategies. First, we are investing in research and market development of our innovative FOX product line. Second, we are enhancing and aggressively selling our core test and burn-in MAX and MTX systems. In conjunction with strict cost controls, we believe that this plan will enable us to return to profitability in calendar year 2004."

Management Conference Call
Management of Aehr Test will host a conference call and webcast on Wednesday, January 7, 2004 at 9:00 a.m. Eastern (6:00 a.m. Pacific) to discuss the Company's operating performance. The conference call can be accessed live via the Internet at www.aehr.com. Please go to the Web site at least fifteen minutes early to register, download and install any necessary audio software. A replay of the webcast will be available for 90 days.

About Aehr Test Systems
Headquartered in Fremont, California, Aehr Test Systems is a leading worldwide provider of systems for burning-in and testing DRAM and logic integrated circuits and has an installed base of more than 2,000 systems worldwide. Aehr Test has developed and introduced several innovative products, including the FOX, MTX, MAX3 and MAX4 systems, and the DiePak carrier. The FOX system is a full wafer contact test and burn-in system. The MTX system is a massively parallel test system designed to reduce the cost of memory testing by performing both test and burn-in on thousands of devices simultaneously. The MAX system can effectively burn-in and functionally test complex devices, such as digital signal processors, microprocessors, microcontrollers and systems-on-a-chip. The DiePak carrier is a reusable, temporary package that enables IC manufacturers to perform cost-effective final test and burn-in of bare die. For more information, please visit the Company's Web site at www.aehr.com.

Safe Harbor Statement
This release contains forward-looking statements that involve risks and uncertainties relating to projections regarding industry growth and customer demand for Aehr Test's products. Actual results may vary from projected results. These risks and uncertainties include, without limitation, economic conditions in Asia and elsewhere, world events, acceptance by customers of the FOX, MTX, MAX and DiePak technologies, the ability of the Company to gain business in China, the Company's development and manufacture of a commercially successful wafer-level burn-in system, and the potential emergence of alternative technologies, which could adversely affect demand for Aehr Test's products in fiscal year 2004. See Aehr Test's recent 10-K and 10-Q reports filed with the SEC for a more detailed description of the risks facing our business. The Company disclaims any obligation to update information contained in any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

                         {Financial Tables to Follow}

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
                          AEHR TEST SYSTEMS AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
                                      (Unaudited)

                                                    Three Months Ended     Six Months Ended
                                                       November 30,          November 30,
                                                   ---------- ---------- ---------- ----------
                                                      2003       2002       2003       2002
                                                   ---------- ---------- ---------- ----------
Net sales......................................       $ 3,593    $ 2,928    $ 7,762    $ 6,436
Cost of sales..................................         2,251      1,908      4,794      3,857
                                                   ---------- ---------- ---------- ----------
Gross profit...................................         1,342      1,020      2,968      2,579
                                                   ---------- ---------- ---------- ----------
Operating expenses:
  Selling, general and administrative..........         1,269      1,452      2,783      3,163
  Research and development.....................         1,139      1,234      2,358      2,195
                                                   ---------- ---------- ---------- ----------
    Total operating expenses...................         2,408      2,686      5,141      5,358
                                                   ---------- ---------- ---------- ----------
Loss from operations...........................        (1,066)    (1,666)    (2,173)    (2,779)

Interest income................................            34         58        270        141
Other income (expense), net....................            98       (363)      (161)      (259)
                                                   ---------- ---------- ---------- ----------
Loss before income taxes.......................          (934)    (1,971)    (1,742)    (2,897)

Income tax expense (benefit)...................            15         21         15        (18)
                                                   ---------- ---------- ---------- ----------
Net Loss.......................................       $  (949)   $(1,992)   $(1,757)   $(2,879)
                                                   ========== ========== ========== ==========

Net loss per share
    Basic......................................       $ (0.13)   $ (0.28)   $ (0.25)   $ (0.40)
    Diluted....................................       $ (0.13)   $ (0.28)   $ (0.25)   $ (0.40)

Shares used in per share calculation:
    Basic......................................         7,181      7,164      7,169      7,174
    Diluted....................................         7,181      7,164      7,169      7,174


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
                           AEHR TEST SYSTEMS AND SUBSIDIARIES
                          Condensed Consolidated Balance Sheets
                          (in thousands, except per share data)

                                                           November 30,      May 31,
                                                               2003           2003
                                                           (Unaudited)
                                                            ----------     ----------
ASSETS
Current assets:
  Cash and cash equivalents ..........................         $ 6,370        $ 8,362
  Short-term investments .............................           5,243          2,429
  Accounts receivable.................................           3,280          2,889
  Inventories ........................................           7,897          9,247
  Prepaid expenses and other .........................             417          1,640
                                                            ----------     ----------
      Total current assets ...........................          23,207         24,567

Property and equipment, net ..........................           1,395          1,515
Long-term investments ................................           1,281            607
Other assets, net ....................................           1,529          1,558
                                                            ----------     ----------
      Total assets ...................................         $27,412        $28,247
                                                            ==========     ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable ...................................         $   897        $   748
  Accrued expenses ...................................           2,221          1,739
  Deferred revenue ...................................             455            106
                                                            ----------     ----------
      Total current liabilities ......................           3,573          2,593

Deferred revenue .....................................              30             30
Deferred lease commitment ............................             299            279
                                                            ----------     ----------
      Total liabilities ..............................           3,902          2,902
                                                            ----------     ----------
Shareholders' equity:
  Common stock, $.01 par value outstanding:
    7,186 and 7,157 shares at November 30, 2003
    and May 31, 2003, respectively....................              72             72
  Additional paid-in capital .........................          36,418         36,364
  Net unrealized gain (loss) on investments...........              (8)             2
  Cumulative translation adjustment...................           1,397          1,519
  Accumulated deficit ................................         (14,369)       (12,612)
                                                            ----------     ----------
      Total shareholders' equity .....................          23,510         25,345
                                                            ----------     ----------
      Total liabilities and shareholders' equity .....         $27,412        $28,247
                                                            ==========     ==========

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